Exhibit 99.1

NEWS Release
FOR IMMEDIATE RELEASE

Textron Reviewing Strategic Alternatives for Kautex

PROVIDENCE, R.I. – (BUSINESS WIRE) August 5, 2019 – Textron Inc. (NYSE: TXT) today announced that it is reviewing strategic alternatives for its Kautex business unit, which produces fuel systems and other functional components. Textron plans to consider a range of options, including a sale, tax-free spin-off or other transaction. Kautex operates over 30 plants in 14 countries and generated over $2.3 billion in revenue in 2018.

Kautex, headquartered in Bonn, Germany, is a leading developer and manufacturer of blow-molded plastic fuel systems and advanced fuel systems for cars and light trucks, including pressurized fuel tanks for hybrid applications. The unit also develops and manufactures camera/sensor cleaning solutions for automobiles, selective catalytic reduction systems used to reduce emissions from diesel engines as well as produces cast iron engine camshafts, crankshafts and other engine components.

“Kautex is a leading Tier One supplier to global OEMs. It has a long history of product innovation, world-class operations and strong financial performance,” said Scott C. Donnelly, Textron Chairman and Chief Executive Officer. “We are exploring strategic alternatives to see how we can position Kautex to best serve its customers for ongoing success while simultaneously unlocking potential value for our shareholders.”

No decision has been made and there can be no assurance that the process will result in any transaction being announced or completed in the future. The Company has not set a definitive timetable for completion of its review of strategic alternatives and does not intend to make any further announcements related to its review unless and until its Board of Directors has approved a specific transaction or the Company otherwise determines that further disclosure is appropriate.

Textron has retained Goldman Sachs & Co. LLC as financial advisor to assist in its review.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell, Cessna, Beechcraft, Hawker, Jacobsen, Kautex, Lycoming, E-Z-GO, Arctic Cat, Textron Systems, and TRU Simulation + Training. For more information visit: www.textron.com

Certain statements in this press release are forward-looking statements which may project revenues or describe strategies, goals, outlook or other non-historical matters; these statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These statements are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the impact of the review of strategic alternatives and any resulting transaction on Textron and on Kautex on a standalone basis if a transaction is completed, uncertainties as to the terms, structure and timing of any transaction and whether it will be completed, the possibility that closing conditions for a transaction may not be satisfied or waived, and whether the strategic benefits of any transaction can be achieved.

Investor Contacts: Eric Salander – 401-457-2288 Jeffrey Trivella – 401-457-2288
Media Contact: David Sylvestre– 401-457-2362